Exhibit 99.1  Press Release dated April 10, 2003

Republic Bancorp, Inc. Announces a 45% Increase In First Quarter Diluted Earnings Per Class A Common Shares

April 10, 2003

Contact: Kevin Sipes

Chief Financial Officer

Louisville, KY – Republic Bancorp, Inc. (Republic) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, completed another record quarter of earnings for the first quarter of 2003.  “Robust earnings, steady asset growth and sound asset quality were continuing themes at Republic during the first quarter of 2003, as we once again completed another record quarter of earnings,” commented Steve Trager, President and CEO of Republic.

Topping $1.8 billion in assets at quarter-end, Republic recorded $10.0 million in net income for the first quarter of 2003 compared to $6.7 million during the same period in 2002.  Diluted earnings per Class A Common shares increased 45% to $0.58.  Return on average assets (ROA) and return on average equity (ROE) were 2.18% and 24.96%, respectively, compared to 1.65% and 20.40% during the first quarter of 2002.  “We exceeded our performance goals while also maintaining our sound asset quality as our ratio of delinquent loans to total loans was a low 0.96% at March 31, 2003 and our ratio of non performing loans to total loans was 0.88%,” Trager further commented.

The Company’s traditional banking activities continued to perform well during the first quarter of 2003.  Revenue from the Company’s mortgage banking operation surpassed all previous quarterly highs, reaching $5.4 million in gains on the sale of loans into the secondary market.  Net interest income, which benefited from management strategies implemented in 2002 and an increase in Refund Anticipation loan volume, grew $5.2 million for the first quarter of 2003 compared to the same period in 2002.  And, due to a steadily growing transaction account base resulting from a continued focus on gathering lower-cost deposits, deposit fee income increased from $1.8 million in the first quarter of 2002 to $2.3 million in the first quarter of this year.

Gathering lower-cost deposits was a sustained, Company-wide, focus for Republic during the first quarter of 2003.  The Company’s cash management area continued to attract major client relationships through promotion of the “Premier First” money market and “Free” business checking products, as well as business on-line banking and lock-box services.  Retail checking accounts grew during the first quarter as the Company added 4,600 new personal checking accounts through new banking centers and by continuing to create full-bank relationships in conjunction with the “$999” fixed-rate loan promotion.   “We remain committed to further enhancing our profitability through growth in low-cost deposits by making Republic the first choice for retail and commercial deposit relationships,” commented Cathy Slider, Senior Vice President of Cash Management for Republic Bank & Trust Company.

“Over the past few years, our success has allowed the Company to offer new and exciting products and services to a growing client base,” stated Mike Keene, President of Republic Financial Services.   “Refunds Now®, a subsidiary of Republic Bank & Trust Company that primarily operates during the first quarter of each year, offers electronic tax refund processing to taxpayers nationwide.   During the first quarter of 2003, Refunds Now was a key contributor to the Company’s success processing over $1 billion in tax refunds, resulting in a 42% increase in the number of bank product transactions.   ‘Honor Plus’, ‘Currency Connection™’, ‘Ultra Cash®’ and ‘Deferred Deposit Transactions’ are four newer non-traditional products that we introduced in the latter half of 2001, and as a way to offer better and more comprehensive service to our clients, we introduced our own credit card program during the first quarter of this year.  We remain optimistic that these newly developed products can become meaningful contributors to the Company’s bottom-line in the future through managed growth,” Keene further stated.

Steve Trager concluded by saying, “We are very proud of our accomplishments during the first quarter and look forward with optimism to the remainder of 2003.  During the first quarter of this year, we opened our 26th banking center in the Hikes Point community in Louisville, and we anticipate expanding our number of locations to over thirty by year-end.  We also have high hopes this year for our ‘$999’ commercial real estate product, as well as our new ‘Business Overdraft Honor’ product, which we introduced in the first quarter of 2003 to our small business clientele.  There is a lot to be excited about at Republic and we will continue to spread the word about our spectacular service and tremendous success story.”

Neighborhood Banking.  Republic Bancorp, Inc., has 26 banking centers, and is the parent company of: Republic Bank & Trust Company with 24 banking centers in 7 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro, and Shelbyville, with five additional banking centers in Louisville and one banking center in Lexington under construction; Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and New Albany, Indiana; and Refunds Now, a nationwide tax refund loan and check provider.  Republic Bank offers internet banking at www.republicbank.com. Republic Bank was the recipient of the 2002 Community Partnership Award from the Federal Home Loan Bank of Cincinnati. Republic Bancorp, Inc. has $1.8 billion in assets and $1 billion in trust assets under custody and management. Republic Bancorp, Inc., headquartered in Louisville, KY, is traded on the NASDAQ (RBCAA).

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2002 Form 10-K  filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands)

Statement of Financial Condition

	March 31, 2003	December 31, 2002
Assets

Cash and cash equivalents	$57,302	$39,853
Securities available for sale	244,512	203,047
Securities to be held to maturity	73,718	85,412
Mortgage loans held for sale	38,311	65,695
Loans	1,345,513	1,310,063
Allowance for loan losses	(11,658)	(10,148)
FHLB stock	18,561	18,324
Other assets	44,652	40,460
Total Assets	$1,810,911	$1,752,706

Liabilities and Equity

Non-interest bearing deposits	$191,445	$175,460
Interest bearing deposits	988,626	864,730
Total deposits	1,180,071	1,040,190

Short-term borrowings	134,154	224,929
Other borrowed funds	304,383	319,299
Other liabilities	32,140	17,492
Total liabilities	1,650,748	1,601,910

Stockholders’ equity	160,163	150,796
Total Liabilities and Equity	$1,810,911	$1,752,706

Average Balances

	First quarter Ended March 31,
	2003	2002

Assets

Fed funds sold and other	$39,841	$74,387
Investments, including FHLB stock	312,858	285,681
Loans, including loans held for sale	1,400,665	1,197,597
Total earning assets	1,753,364	1,557,665
Total assets	1,824,448	1,614,011

Liabilities and Equity

Non-interest bearing deposits	$204,929	$153,944
Interest bearing deposits	934,500	749,867
Repurchase agreements and other short-term borrowings	194,194	273,049
FHLB borrowing	306,902	289,176
Total interest bearing liabilities	1,435,596	1,312,092
Stockholders’ equity	159,482	130,537

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)
(in thousands, except per share data)

	First quarter Ended March 31,

	2003	2002
Income Statement Data

Total interest income (1)	$32,730	$29,329
Total interest expense	8,952	10,719
Net interest income	23,778	18,610

Provision for loan losses	4,341	2,697

Service charges on deposit accounts	2,320	1,817
Electronic refund check fees	3,169	2,793
Net gain on sale of loans	5,429	1,946
Other	816	1,052
Total non-interest income	11,734	7,608

Salaries and employee benefits	8,337	7,505
Occupancy and equipment	2,826	2,288
Computer services	405	377
Communication and transportation	860	636
Marketing and development	849	574
Bankshares tax	496	417
Supplies	406	265
Other	1,654	1,248
Total non-interest expense	15,833	13,310

Net income before taxes	15,338	10,211
Income taxes	5,387	3,552
Net income	$9,951	$6,659

Per Share Data
Basic average shares outstanding	16,852	16,129
Diluted average shares outstanding	17,111	17,079
Book value per share (2)	$9.33	$8.11
Basic earnings per Class A Common share	0.59	0.41
Basic earnings per Class B Common share	0.59	0.41
Diluted earnings per Class A Common share	0.58	0.40
Diluted earnings per Class B Common share	0.58	0.39

Cash dividends declared per share
Class A Common	0.055	0.044
Class B Common	0.050	0.040

(1)           The amount of fees on loans in total interest income was $7.6 million and $3.9 million for the quarters ended March 31, 2003 and 2002, respectively.

(2)           Equals total stockholders’ equity, exclusive of accumulated other comprehensive income (loss), divided by total Class A and Class B Common shares outstanding.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)
(dollars in thousands, except per share data)

	First quarter Ended March 31,

	2003	2002

Performance ratios

Return on average assets (ROA)	2.18%	1.65%
Return on average stockholders’ equity (ROE)	24.96	20.40
Yield on average earning assets	7.47	7.53
Cost of interest bearing liabilities	2.49	3.27
Net interest spread	4.97	4.26
Net interest margin	5.42	4.78
Efficiency ratio (3)	45	51

Asset quality

Loans on non-accrual status	$11,142	$5,180
Loans past due 90 days or more	685	1,271
Total non-performing loans	11,827	6,451
Other real estate owned	365	149
Total non-performing assets	12,192	6,600
Non-performing loans to total loans	0.88%	0.56%
Non-performing assets to total loans	0.90	0.57
Net loan charge-offs to average loans	0.81	0.72
Allowance for loan losses to total loans	0.86	0.79
Allowance for loan losses to non-performing loans	99	142
Delinquent loans to total loans	0.96	1.10

Other key data

End-of-period full-time equivalent employees	591	552
Number of bank offices	26	23

(3) Equals non-interest expense divided by the sum of net interest income and non-interest income.